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                              ARTICLES OF ORGANIZATION
                                         OF

                             ALADDIN GAMING HOLDINGS, LLC


     The undersigned, for the purpose of forming a limited-liability company (the "company"), pursuant to and by virtue of Chapter 86 of Nevada Revised Statutes, hereby adopts, executes and acknowledges the following articles of organization.

                                      ARTICLE I
                                         NAME

     The name of the company is Aladdin Gaming Holdings, LLC.

                                      ARTICLE II
                         REGISTERED OFFICE AND RESIDENT AGENT

     The name of the initial resident agent and the initial address of the registered office where process may be served in the State of Nevada is Schreck Morris, 300 S. Fourth Street, Suite 1200, Las Vegas, Nevada 89101. The company may, from time to time, in the manner provided by Nevada law, change the resident agent and the registered office within the State of Nevada.

                                     ARTICLE III
                                      ORGANIZER

     The name and post office box or street address of the organizer signing these articles of organization is:

          NAME                     ADDRESS

          Ellen L. Schulhofer      300 S. Fourth Street, Suite 1200
                                   Las Vegas, Nevada  89101

                                      ARTICLE IV
                       INDEMNIFICATION AND PAYMENT OF EXPENSES

     Section 6.1 INDEMNIFICATION AND PAYMENT OF EXPENSES. In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the company in its operating agreement or by any other agreement, the expenses of members and managers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such member or manager in his or her capacity as a member or manager of the company, must be paid by the company, or through insurance purchased and maintained by the company or through other



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financial arrangements made by the company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member or manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the company.

     Section 6.2 REPEAL, MODIFICATION AND CONFLICTS. Any repeal or modification of Section 6.1 approved by the members of the company shall be prospective only. In the event of any conflict between Section 6.1 and any other article of the company's articles of organization, the terms and provisions of Section 6.1 shall control.

                                      ARTICLE V
                                      MANAGEMENT

     Section 7.1 NUMBER OF MANAGERS. The management of the company shall be vested in managers. The number of managers may be changed from time to time in such manner as shall be provided in the company's operating agreement. The manager or managers shall be elected in the manner prescribed by the company's operating agreement. The manager or managers shall hold the offices and have the responsibilities accorded to them by the members and set forth in the company's operating agreement.

     Section 7.2 INITIAL MANAGERS. The name and address of the manager constituting the initial manager of the company, which shall be one (1) in number, is:

          NAME                ADDRESS

          Jack Sommer         2810 W. Charleston Blvd., Ste. F-58
                              Las Vegas, Nevada 89102

     IN WITNESS WHEREOF, pursuant to Nevada Revised Statutes 86.151, I have executed these articles of organization this 1st day of December, 1997.


                                        /s/ Ellen L. Schulhofer
                                        -----------------------------------
                                        Ellen L. Schulhofer, Organizer


State of Nevada     )
                    ) ss.
County of Clark     )

     This instrument was acknowledged before me on the 1st day of December, 1997, by Ellen L. Schulhofer, as organizer of Aladdin Gaming Holdings, LLC



                              ------------------------------------
                              Notary Public